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TABLE OF CONTENTS About This Prospectus

Filed Pursuant to Rule 424(B)(3)
Registration No. 333-153282

Subject to Completion dated May 4, 2009

PROSPECTUS SUPPLEMENT

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

To Prospectus dated May 4, 2009

2,300,000 Shares

COMMON STOCK

PAR Investment Partners, L.P., a selling stockholder, is offering for sale 2,250,000 shares of our common stock and Timothy P. Flynn, a member of our board of directors, as a selling stockholder, is offering for sale an additional 50,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the Nasdaq Global Select Market under the symbol "ALGT." On May 1, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $51.06 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement, page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference herein.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

We, along with Maurice J. Gallagher, Jr., chairman of our board of directors and our president and chief executive officer, have granted the underwriter a 30-day option to purchase up to an additional 345,000 shares to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on or about May        , 2009.

MORGAN STANLEY

                           , 2009

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, all references to "we," "us," "our," "Allegiant," the "Company" and similar designations refer to Allegiant Travel Company and our subsidiaries. Our logo, trademarks and service marks are the property of Allegiant.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section of this prospectus supplement and the financial statements and related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

 ALLEGIANT TRAVEL COMPANY

        We are a leisure travel company focused on transporting travelers in small cities to leisure destinations such as Las Vegas, Nevada, Phoenix, Arizona, Los Angeles, California, Orlando, Florida, Tampa/St. Petersburg, Florida and Ft. Lauderdale, Florida. We operate a low-cost passenger airline marketed to leisure travelers in small cities, allowing us to sell air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services. Our route network, pricing philosophy, advertising and diversified product offering built around relationships with premier leisure companies are all intended to appeal to leisure travelers and make it attractive for them to purchase air travel and related services from us.

        Our business model provides for diversified revenue streams, which we believe distinguishes us from other U.S. airlines and travel companies:

  •
  Scheduled service revenue consists of air fare from our limited frequency nonstop flights between our leisure destinations and our small city markets.

  •
  Fixed fee contract revenue consists largely of fixed fee flying agreements with affiliates of Harrah's Entertainment Inc. that provide for a predictable revenue stream. We have recently signed contracts with multiple parties to provide charter service from Miami to four cities in Cuba starting in June 2009. We also provide charter service on a seasonal and ad hoc basis for other customers, including the U.S. Department of Defense.

  •
  Ancillary revenue is generated from the sale of hotel rooms, rental cars, advance seat assignments, checked bag charges, in-flight products and other items sold in conjunction with our scheduled air service.

        Our strategy is to develop the leisure travel market in small cities by providing nonstop low fare scheduled service to leisure destinations. We currently provide service primarily to Las Vegas, Nevada, Phoenix, Arizona, Los Angeles, California, Orlando, Florida, Tampa/St. Petersburg, Florida and Ft. Lauderdale, Florida.

        Our business strategy has evolved as our experienced management team has looked differently at the traditional way business has been conducted in the airline industry. We have consciously developed a different business model:

Traditional Airline Approach	Allegiant Approach
• Focus on business traveler	• Focus on leisure traveler
• Provide high frequency service	• Provide low frequency service from small cities
• Use smaller aircraft to provide connecting service from smaller markets through hubs	• Use larger jet aircraft to provide nonstop service from small cities direct to leisure destinations
• Sell through various intermediaries	• Sell only directly to travelers without participation in global distribution systems
• Offer flight connections	• No connecting flights offered
• Use frequent flyer programs and code-share arrangements to increase passenger traffic	• Do not use frequent flyer programs or code-share arrangements

        Our business model has allowed us to grow rapidly and to achieve attractive rates of profitability even during periods of high fuel costs.

Our Competitive Strengths

        We have developed a unique business model that focuses on leisure travelers in small cities. We believe the following strengths allow us to maintain a competitive advantage in the markets we serve:

        Focus on Transporting Travelers From Small Cities to Leisure Destinations.    As of April 30, 2009, we provide nonstop low fare scheduled air service from 59 small cities (including seasonal service) primarily to the leisure destinations of Las Vegas, Nevada, Phoenix, Arizona, Orlando, Florida, Tampa/St. Petersburg, Florida, and Ft. Lauderdale, Florida. We will begin service to Los Angeles, California from 13 of our small city markets beginning in May 2009. Generally, when we enter a new market, we introduce nonstop service to our leisure destinations which previously did not exist. We believe this nonstop service, combined with our pricing philosophy and premier leisure company relationships, makes it attractive for leisure travelers to purchase air travel and related services from us.

        By focusing on underserved small cities, we believe we avoid the intense competition presently seen in high traffic domestic air corridors. In our typical small city market, travelers faced high airfares and cumbersome connections or long drives to major airports to reach our leisure destinations before we started providing service. As of April 30, 2009, we are the only carrier providing nonstop service on all but two of our 117 routes. Based on published data from the U.S. Department of Transportation ("DOT"), we believe the initiation of our service stimulates demand as there has been a substantial increase in traffic after we have begun service for new routes. We believe our market strategy has had the benefit of not appearing hostile to either legacy carriers, whose historical focus has been connecting small cities to business markets, or traditional low cost carriers or LCCs, which have tended to focus on larger markets than the small city markets we serve.

        Low Operating Costs.    We believe low costs are essential to competitive success in the airline industry. Our operating expense per available seat mile or "CASM" was 10.09¢ and 8.19¢ for the years ended December 31, 2008 and 2007, respectively. Excluding the cost of fuel, our CASM was 4.92¢ for 2008 and 4.25¢ for 2007.

        Our low operating costs are the result of our focus on the following:

  •
  Cost-Driven Schedule.  We design our flight schedule to concentrate our aircraft each night in our crew bases. This concentration allows us to better utilize personnel, airport facilities, aircraft, spare parts inventories, and other assets. We can do this because we believe leisure travelers are generally less concerned about departure and arrival times than business travelers. Therefore, we are able to schedule flights at times that enable us to reduce our costs.

  •
  Low Aircraft Ownership Costs.  We believe we properly balance low aircraft ownership costs and low operating costs to minimize our total costs. As of April 30, 2009, our operating fleet consists of 42 MD80 series aircraft. Used MD80 series equipment is widely available today, and we believe the ownership cost of the used MD80s sought by us are substantially lower than comparably sized new Airbus A320 and Boeing 737 aircraft.

  •
  Highly Productive Workforce.  We believe we have one of the most productive workforces in the U.S. airline industry with approximately 35 full-time equivalent employees per operating aircraft for the three months ended March 31, 2009. We believe this compares favorably with the same ratio for other airlines based on recent publicly available industry data for other airlines. Our high level of employee productivity is created by fleet commonality, fewer unproductive labor work rules, cost-driven scheduling, and the effective use of automation and part-time employees. Additionally, our highly integrated automation system allows us to minimize corporate overhead functions. We benefit from a motivated, enthusiastic workforce committed to high standards of friendly and reliable service. We invest a significant amount of time and resources into carefully developing our training practices and selecting individuals to join our team who share our focus on ingenuity and continuous improvement. We conduct ongoing training programs to incorporate industry best practices and encourage strong and open communication channels among all of the members of our team so we can continue to improve the quality of the services we provide.

  •
  Simple Product.  We believe offering a simple product is critical to achieving low operating costs. As such, we sell only nonstop flights; we do not code-share or interline with other carriers; we have a single class cabin; we do not have any frequent flyer or other loyalty programs; we do not provide any free catered items—everything on board is for sale; we do not overbook our flights; we do not provide cargo or mail services; and we do not offer other perks such as airport lounges.

  •
  Low Distribution Costs.  Our nontraditional distribution approach results in very low distribution costs. We do not sell our product through outside sales channels and, as such, avoid the fees charged by travel websites (such as Expedia, Orbitz or Travelocity) and the traditional global distribution systems (such as Sabre or Worldspan). Our customers can only purchase travel at our airport ticket counters or, for a fee, through our telephone reservation center or website. We actively encourage sales on our website. This is the least expensive form of distribution and accounted for 86.4% of our scheduled service revenue during 2008. We believe our percentage of website sales is among the highest in the U.S. airline industry. Further, we are 100% ticketless, which saves printing, postage, and back-office processing expenses.

        Growing Ancillary Revenues.    We earn ancillary revenues in conjunction with the sale of scheduled air service which represent a significant, growing revenue stream. Our ancillary revenues have grown from $31.3 million in 2006, to $65.0 million in 2007, and $114.6 million in 2008. On a per scheduled service passenger basis, our ancillary revenues increased from $21.53 per scheduled service passenger in 2007 to $29.43 in 2008.

        Capacity Management.    We believe our ability to quickly adjust capacity allows us to operate profitably throughout a changing environment. As a result of the dramatic fuel price increase in late 2007 and the first three quarters of 2008, we reduced capacity with the elimination of long-haul flights and made substantial frequency variations in certain markets. These adjustments enabled us to achieve profitability in each quarter of 2008 despite the large losses incurred in the industry. During the second quarter of 2009, we plan to restore some capacity from these reductions, along with further expansion of our route network. We believe we can quickly reduce the growth and adjust appropriately our capacity from this planned expansion if necessary to seek to maintain profitability in the event of further deterioration of the economic environment.

        Strong Financial Position.    We have a strong financial position with significant cash balances. On December 31, 2008, we had $174.8 million of cash, cash equivalents and short-term investments. As of December 31, 2008, our total debt was $64.7 million and our debt to total capitalization ratio was 21.7%. We also have a history of growing profitably, having generated net income in 22 of the last 25 quarters through March 31, 2009. We believe our strong financial position allows us to have greater financial flexibility to grow the business and weather sudden industry disruptions.

        Proven Management Team.    We have a strong management team comprised of experienced and motivated individuals. Our management team is led by Maurice J. Gallagher, Jr., who has an extensive background in the airline industry. Mr. Gallagher was the president of WestAir Holdings, Inc. and built WestAir into one of the largest regional airlines in the U.S. prior to its sale in 1992 to Mesa Air Group. He was also one of the founders of ValuJet, Inc., which is known today as AirTran Holdings, Inc. Two of our other executive officers are former managers of ValuJet.

Our Business Strategy

        To continue the growth of our business and increase our profitability, our strategy will be to continue to offer a single class of air travel service at low fares, while maintaining high quality standards, keeping our operating costs low and pursuing ways to make our operations more efficient. We intend to grow by adding flights on existing routes, entering additional small cities, connecting our existing small cities to more of our leisure destinations, expanding our relationships with premier leisure companies, and providing service to more leisure destinations.

        The following are the key elements of our strategy:

        Capitalize on Significant Growth Opportunities in Transporting Travelers from Small Cities to Leisure Destinations.    We believe small cities represent a large untapped market, especially for leisure travel. We believe small city travelers have limited options to leisure destinations as existing carriers are generally focused on connecting the small city "spokes" to their business hubs. We aim to become the premier travel brand for leisure travelers in the small cities served by us.

        Since the beginning of 2004, we have expanded our scheduled air service, including seasonal service, from 6 to 59 small cities as of April 30, 2009. These 59 small cities have an aggregate population in excess of 50 million people within a 50-mile radius of the airports in those cities. In most of these cities, we provide service to more than one of our leisure destinations. We expect to grow our service to leisure destinations by adding frequency from some existing markets and initiating service from additional small cities. We believe our business model would be suitable for approximately 100 small cities in the U.S., Canada and Mexico.

        We also believe there are several other major leisure destinations that share many of the same characteristics as Las Vegas, Phoenix, Orlando, Tampa/St. Petersburg, Ft. Lauderdale, and Los Angeles. These potential markets include several popular vacation destinations in the U.S. (including the expansion of the current limited service we offer to Palm Springs, Oakland and San Diego, California; Punta Gorda, Florida; and Myrtle Beach, South Carolina), Mexico and the Caribbean.

        Develop New Sources of Revenue.    We have identified three key areas where we have built and believe we can grow our ancillary revenues:

  •
  Unbundling the Traditional Airline Product.  We believe most leisure travelers are concerned primarily with purchasing air travel for the least expensive price. As such, we have created new sources of revenue by charging fees for services many U.S. airlines historically bundled in their product offering. We believe by offering a simple base product at an attractive low fare we can drive demand and generate incremental revenue as customers pay additional amounts for conveniences they value. For example, we do not offer complimentary advance seat assignments; however, any customer can purchase advance seat assignments for a small incremental cost. We also sell snacks and beverages on board the aircraft so our customers can pay for only the items they value. We aim to continue to increase ancillary revenue by unbundling our air travel product.

  •
  Expand and Add Partnerships with Premier Leisure Companies.  We currently work with many premier leisure companies in our leisure destinations that provide ancillary products and services we sell to our customers. For example, we have contracts with Harrah's Entertainment and MGM MIRAGE, among others, that allow us to provide hotel rooms sold in packages to our customers. During 2008, we generated revenue from the sale of more than 400,000 hotel rooms. By expanding our existing relationships and seeking additional partnerships with premier leisure companies, we believe we can increase the number of products and services offered to our customers and generate more ancillary revenue.

  •
  Leverage Direct Relationships with Our Customers.  Since approximately 86% (during 2008) of our scheduled service revenue is purchased directly through our website, we are able to establish direct relationships with our customers by capturing their email addresses for our database. This information provides us multiple opportunities to market products and services, including at the time they purchase their travel, between the time they purchase and initiate their travel, and after they have completed their travel. We intend to develop sales approaches for each of these opportunities. In addition, we market products and services to our customers during the flight. We believe the breadth of options we can offer them allows us to provide a "one-stop" shopping solution.

        Continue to Focus on Reducing Our Operating Costs.    We intend to continue to focus on reducing costs to remain one of the lowest cost airlines in the world, which we believe is instrumental to both increasing and maintaining profitability. We expect to drive operational efficiency and reduce costs in part by growing our network. We will expand our network by increasing the frequency of our flights in existing markets, expanding the number of small cities we serve, and increasing the number of leisure destinations, all of which permit us to increase the utilization of our employees and assets, spreading our fixed costs over a larger number of departures and passengers.

        Minimize Fixed Costs to Increase Strategic Flexibility.    We believe our low aircraft ownership costs and the lower costs associated with our small city market strategy provide us with a lower level of fixed costs than other U.S. airlines. We believe minimizing our level of fixed costs provides us with added flexibility in scheduling our services and controlling our profitability. For example, with lower fixed costs we are better able to enter or exit markets as well as match the size and utilization of our fleet to limit unprofitable flying and maximize profitability.

Routes and Schedules

        Our current scheduled air service predominantly consists of limited frequency, nonstop flights into Las Vegas, Phoenix, Orlando, Tampa/St. Petersburg and Ft. Lauderdale from small cities (including seasonal service) across the continental United States. In addition, we will begin service to Los Angeles, California from 13 of our small city markets beginning in May 2009. As of April 30, 2009, our scheduled service route network is summarized below (including routes served seasonally).

Routes to Las Vegas	39
Routes to Orlando	30
Routes to Tampa/St. Petersburg	20
Routes to Phoenix	15
Routes to Ft. Lauderdale	6
Other Routes	7

Total Routes	117

        As of April 30, 2009, we provide scheduled service to 70 cities (including leisure destinations) in 34 states.

        Our fixed fee flying predominately consists of flying under an agreement with Harrah's Entertainment Inc. with one aircraft based each in Tunica, Mississippi, Reno, Nevada, and Laughlin, Nevada, and an additional aircraft available for use at Laughlin, Nevada on select days of the week. We began a one-year charter program in January 2009 under an agreement with Beau Rivage Resorts, Inc., with use of one aircraft based out of Tampa/St. Petersburg. We also provide charter service on a seasonal and ad hoc basis for other customers, including the U.S. Department of Defense.

General Information

        Our principal executive offices are located at 8360 South Durango Drive, Las Vegas, Nevada 89113. Our telephone number is (702) 851-7300. Our website address is http://www.allegianttravel.com. We have not incorporated by reference into this prospectus supplement the information on our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only. Our annual report, quarterly reports, current reports and amendments to those reports are made available free of charge through our website at http://ir.allegianttravel.com, as soon as reasonably practicable after electronically filed with or furnished to the Securities and Exchange Commission ("SEC").

The Offering

Common stock offered by this prospectus supplement	2,300,000 shares in the aggregate, of which 2,250,000 shares are offered by PAR Investment Partners, L.P., our second-largest shareholder as of April 30, 2009, and 50,000 shares are offered by Timothy P. Flynn, a member of our board of directors.
Common stock outstanding immediately before and after the offering	20,209,936 shares
Over-allotment option
We, along with Maurice J. Gallagher, Jr., chairman of our board of directors and our president and chief executive officer, have granted the underwriter a 30-day option to purchase up to an additional 345,000 shares to cover any over-allotments.

Mr. Gallagher and we will not sell any shares in this offering unless the underwriter exercises its option to purchase additional shares to cover over-allotments. If the underwriter exercises its option to purchase additional shares in full, Mr. Gallagher will sell 100,000 shares, and we will issue and sell 245,000 shares.
Use of proceeds	We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

If the underwriter exercises its option to purchase additional shares to cover over-allotments in full, we estimate that the net proceeds to us from this offering, after deducting estimated expenses relating to this offering, will be approximately $ million. We intend to use any net proceeds for general corporate purposes.
Nasdaq Global Select Market Symbol	ALGT
Risk Factors
Investing in our common stock involves risks. You should carefully consider the risks discussed under the caption "Risk Factors" beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus, and under any similar caption in the documents that we subsequently file with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The number of shares outstanding before and after this offering:

  •
  excludes 749,000 shares of common stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $30.13 per share; and

  •
  excludes 162,500 shares of common stock subject to issuance upon exercise of outstanding warrants at an exercise price of $4.40 per share.

        Unless otherwise stated, all figures assume no exercise of the underwriter's option to purchase additional shares to cover over-allotments.

 Summary Financial and Operations Data

        The following tables set forth our summary consolidated financial and other information for the periods ended and as of the dates indicated. The summary consolidated statement of income data for each of the three years ended December 31, 2008 and the summary consolidated balance sheet data as of December 31, 2008 and 2007 were derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2006 was derived from our audited consolidated financial statements not included or incorporated by reference into this prospectus supplement. The summary consolidated statement of income data for the three months ended March 31, 2009 and March 31, 2008 was derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such interim data includes, in the opinion of management, all adjustments, which are of a normal recurring nature (other than non-recurring adjustments which have been separately disclosed), necessary for a fair presentation of the results for the interim periods presented. Historical results are not necessarily indicative of future results. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

	Three months ended March 31,		For the year ended December 31,
	2009	2008	2008	2007	2006
	(in thousands, except per share data)
STATEMENT OF INCOME DATA:
OPERATING REVENUE:
Scheduled service revenue	$90,196	$91,736	$330,969	$258,943	$178,349
Fixed fee contract revenue	10,127	14,257	52,525	35,378	33,743
Ancillary revenue	41,320	27,147	114,625	64,988	31,258
Other revenue	476	—	5,893	1,264	—
Total operating revenue	142,119	133,140	504,012	360,573	243,350
OPERATING EXPENSES:
Aircraft fuel	33,398	63,494	229,640	152,149	101,561
Salary and benefits	23,409	17,126	72,007	55,593	37,453
Station operations	13,133	12,019	43,476	33,724	24,866
Maintenance and repairs	11,132	10,453	41,465	25,764	19,482
Sales and marketing	4,467	4,334	14,361	12,803	9,293
Aircraft lease rentals	405	1,008	2,815	3,004	5,102
Depreciation and amortization	6,882	5,015	23,489	15,992	10,584
Other	4,815	5,327	20,911	17,484	12,456
Total operating expenses	97,641	118,776	448,164	316,513	220,797
OPERATING INCOME	44,478	14,364	55,848	44,060	22,553
As a percent of total operating revenue	31.3%	10.8%	11.1%	12.2%	9.3%
OTHER (INCOME) EXPENSE:
Loss on fuel derivatives, net	—	11	11	(2,613)	4,193
Loss (earnings) from joint venture, net	7	(10)	(96)	(457)	—
Other expense	—	—	—	63	—
Interest income	(701)	(1,732)	(4,730)	(9,161)	(2,973)
Interest expense	1,101	1,415	5,411	5,523	5,517
Total other (income) expense	407	(316)	596	(6,645)	6,737
INCOME BEFORE INCOME TAXES	44,071	14,680	55,252	50,705	15,816
PROVISION FOR INCOME TAXES
Recognition of net deferred tax liabilities upon C-corporation conversion	—	—	—	—	6,425
Tax provision	15,909	5,008	19,845	19,196	651
NET INCOME	$28,162	$9,672	$35,407	$31,509	$8,740
Earnings per share:
Basic	$1.39	$0.47	$1.75	$1.56	$1.23
Diluted(1)	$1.37	$0.47	$1.73	$1.53	$0.52

(1)
The dilutive effect of common stock subject to unvested restricted stock for 2006 was not material.

	As of December 31,
	2008	2007	2006
	(in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$174,788	$171,379	$136,081
Total assets	423,976	405,425	305,726
Long-term debt (including capital leases)	64,725	72,146	72,765
Redeemable convertible preferred shares	—	—	—
Stockholders' equity	233,921	210,331	153,471

	Three months ended March 31,		For the year ended December 31,
	2009	2008	2008	2007	2006
OPERATING STATISTICS (unaudited)
Total system statistics
Passengers	1,294,608	1,154,710	4,298,748	3,264,506	2,179,367
Revenue passenger miles (RPMs) (thousands)	1,166,981	1,062,464	3,863,497	3,140,927	2,251,341
Available seat miles (ASMs) (thousands)	1,331,957	1,270,247	4,442,463	3,865,337	2,871,071
Load factor	87.6%	83.6%	87.0%	81.3%	78.4%
Operating revenue per ASM (cents)	10.67	10.48	11.35	9.33	8.48
Operating expense per ASM (CASM) (cents)	7.33	9.35	10.09	8.19	7.69
Fuel expense per ASM (cents)	2.51	5.00	5.17	3.94	3.54

CASM, excluding fuel (cents)	4.82	4.35	4.92	4.25	4.15
Operating expense per passenger	$75.42	$102.86	$104.25	$96.96	$101.31
Fuel expense per passenger	$25.80	$54.99	$53.42	$46.61	$46.60

Operating expense per passenger, excluding fuel	$49.62	$47.87	$50.83	$50.35	$54.71
Departures	10,624	10,022	35,839	28,788	20,074
Block hours	24,408	23,413	81,390	68,488	50,584
Average stage length (miles)	843	854	836	906	966
Average number of operating aircraft during period	39.4	34.5	36.4	27.8	20.8
Total aircraft in service end of period	41	36	38	32	24
Average departures per aircraft per day	3.00	3.19	2.69	2.83	2.64
Full-time equivalent employees at end of period	1,419	1,280	1,348	1,180	846
Fuel gallons consumed (thousands)	22,783	22,028	76,972	66,035	47,984
Average fuel cost per gallon	$1.47	$2.88	$2.98	$2.30	$2.12
Scheduled service statistics
Passengers	1,210,325	1,054,398	3,894,968	3,017,843	1,940,456
Revenue passenger miles (RPMs) (thousands)	1,102,470	973,248	3,495,956	2,844,358	1,996,559
Available seat miles (ASMs) (thousands)	1,214,832	1,120,013	3,886,696	3,423,783	2,474,285
Load factor	90.8%	86.9%	89.9%	83.1%	80.7%
Departures	9,141	8,291	29,548	25,088	16,634
Average passengers per departure	132	127	132	120	117
Block hours	21,867	20,346	70,239	60,607	43,391
Yield (cents)	8.18	9.43	9.47	9.10	8.93
Scheduled service revenue per ASM (cents)	7.42	8.19	8.51	7.56	7.21
Ancillary revenue per ASM (cents)	3.40	2.42	2.95	1.90	1.26

Total revenue per ASM (cents)	10.83	10.61	11.46	9.46	8.47
Average fare—scheduled service	$74.52	$87.00	$84.97	$85.80	$91.91
Average fare—ancillary	$34.14	$25.75	$29.43	$21.53	$16.11

Average fare—total	$108.66	$112.75	$114.40	$107.33	$108.02
Average stage length (miles)	887	907	882	923	1,006
Percent of sales through website during period	87.4%	87.8%	86.4%	86.6%	85.9%

        The following terms used in this section and elsewhere in this prospectus supplement have the meanings indicated below:

        "Available seat miles" or "ASMs" represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

        "Average fuel cost per gallon" represents total aircraft fuel expense divided by the total number of fuel gallons consumed.

        "Average stage length" represents the average number of miles flown per flight.

        "Load factor" represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

        "Operating expense per ASM" or "CASM" represents operating expenses divided by available seat miles.

        "Operating CASM, excluding fuel" represents operating expenses, less aircraft fuel, divided by available seat miles. Although Operating CASM, excluding fuel is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to Operating Expenses as an indicator of our financial performance, this statistic provides management and investors the ability to measure and monitor our cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

        "Operating revenue per ASM" or "RASM" represents operating revenue divided by available seat miles.

        "Revenue passengers" represents the total number of passengers flown on all flight segments.

        "Revenue passenger miles" or "RPMs" represents the number of miles flown by revenue passengers.

        "Yield" represents scheduled service revenue divided by scheduled service revenue passenger miles.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should carefully consider the following risk factors, as well as the risks discussed under the caption "Risk Factors" beginning on page 2 of the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the three months ended March 31, 2009, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any documents we subsequently file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations and prospects, may cause actual results, events or performances to differ materially from those expressed in any forward-looking statements we made in this prospectus supplement and the accompanying prospectus, and may cause the value of our common stock to decline, which could cause you to lose all or part of your investment.

 Risks Related to Our Common Stock and This Offering

The market price of our common stock may be volatile, which could cause the value of an investment in our stock to decline.

        The market price for our common stock has been volatile as it has fluctuated from a low of $15.89 to a high of $57.52 over the past 12 months. The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

  •
  announcements concerning our competitors, the airline industry or the economy in general;

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  strategic actions by us or our competitors, such as acquisitions or restructurings;

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  media reports and publications about the safety of our aircraft or the aircraft type we operate;

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  new regulatory pronouncements and changes in regulatory guidelines;

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  announcements concerning our business strategy, such as the introduction of a new aircraft type;

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  general and industry-specific economic conditions;

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  changes in financial estimates or recommendations by securities analysts;

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  sales of our common stock or other actions by investors with significant shareholdings; and

  •
  general market conditions.

        The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock.

        In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management's attention and resources, and harm our business or results of operations.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter, bylaws and option plans, as well as Nevada law.

        Provisions in our articles of incorporation, our bylaws, and under Nevada law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our articles of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

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  advance notification procedures for matters to be brought before stockholder meetings;

  •
  a limitation on who may call stockholder meetings; and

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  the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

        We are also subject to provisions of Nevada law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 10% of our stock cannot acquire us for a period of time after the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

        Under U.S. laws and the regulations of the DOT, U.S. citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be U.S. citizens and not more than 25% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

        In addition, options under our Long-Term Incentive Plan may have a special acceleration feature pursuant to which those options will vest in full in the event we are acquired. The accelerated vesting of our employee stock options may prove to be a deterrent to a potential acquisition of us because the acquiring company may have to implement additional retention programs to ensure the continued service of our employees, and the additional dilution that will result from the accelerated vesting of our outstanding employee stock options will likely reduce the amount otherwise payable to our stockholders in an acquisition.

Our corporate charter and bylaws include provisions limiting voting by non-U.S. citizens.

        To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our articles of incorporation and bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our bylaws provide no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration. Non-U.S. citizens will be able to own and vote shares of our common stock only if the combined ownership by all non-U.S. citizens does not violate these requirements.

The value of our common stock may be negatively affected by additional issuances of common stock or preferred stock by us and general market factors.

        Future issuances or sales of our common stock or convertible preferred stock by us will likely be dilutive to our existing common stockholders. Future issuances or sales of common or preferred stock by us, or the availability of such stock for future issue or sale, could have a negative impact on the price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public or private market, a perception in the market that such sales could occur, or the issuance of securities exercisable or convertible into our common stock, could also adversely affect the prevailing price of our common stock.

Substantial sales of our common stock could cause our stock price to fall.

        If our insiders or significant stockholders sell a large number of shares of our common stock or the public market perceives insiders or significant stockholders might sell shares of our common stock, the market price of our common stock could decline significantly. We, each of our executive officers and directors, and PAR Investment Partners, L.P. have agreed, with limited exceptions, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or file a registration statement with the Securities and Exchange Commission relating to the offering of any shares of our common stock. Such restrictions will apply to us, PAR Investment Partners, L.P., Maurice J. Gallagher, Jr. and Timothy P. Flynn during the period ending 90 days after the date of this prospectus supplement and during the period ending 60 days after the date of this prospectus supplement for all other executive officers and directors. All of our outstanding shares are otherwise either freely tradable, without restriction, in the public market or eligible for sale in the public market at various times, subject, in some cases, to volume limitations under Rule 144 of the Securities Act of 1933, as amended.

        We cannot predict whether future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

        We will not receive any proceeds from this offering of common stock unless the underwriter exercises its over-allotment option. If the underwriter's over-allotment option is exercised in full, then we will receive approximately $                        in net proceeds after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. Any net proceeds received by us from this offering will be used for general corporate purposes. Pending the use of the net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

SELLING STOCKHOLDERS

        Set forth below is information relating to the beneficial ownership of our common stock as of April 30, 2009, by PAR Investment Partners, L.P., Timothy P. Flynn and Maurice J. Gallagher, Jr., the selling stockholders under this prospectus supplement.

        Each stockholder's percentage ownership in the following table is based on 20,209,936 shares of common stock outstanding as of April 30, 2009 and treating as outstanding all options held by that stockholder and exercisable within 60 days of April 30, 2009.

        Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned Prior to Offering		Shares being Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
PAR Investment Partners, L.P.(1)	4,161,150	20.6%	2,250,000	1,911,150	9.5%
Timothy P. Flynn	101,000	*	50,000	51,000	*
Maurice J. Gallagher, Jr.(2)	4,315,583	21.3	100,000	4,215,583	20.6

*
Represents beneficial ownership of less than one percent.

(1)
Information is based on a Schedule 13G/Amendment #3 filed with the Securities and Exchange Commission on February 17, 2009. The shares are held directly by PAR Investment Partners, L.P. ("PAR"). PAR Capital Management, Inc. ("PCM"), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The address of PAR is One International Place, Suite 2401, Boston, Massachusetts 02110.

(2)
These shares include 198,000 shares of common stock held by two entities controlled by Mr. Gallagher. Includes options to purchase 6,000 shares which are presently exercisable. The shares to be offered for sale by Mr. Gallagher will only be sold if the underwriter's over-allotment option is exercised. Mr. Gallagher's ownership percentage after the offering is calculated on the basis that the underwriter's over-allotment option is exercised in full and that we issue and sell 245,000 shares in the offering. The address of Mr. Gallagher is 8360 S. Durango Drive, Las Vegas, Nevada 89113.

        The registration statement of which this prospectus supplement is a part also covers up to an additional 245,000 shares of common stock that may be sold by selling stockholders to be identified in a subsequent prospectus supplement or free writing prospectus.

Relationships with Selling Stockholders

        In December 2006, concurrently with the closing of our initial public offering, PAR purchased an aggregate of 1,750,000 shares of our common stock from certain of our investors for $17.19 per share. Since that time, PAR has purchased additional shares in open market transactions. PAR has not had any material relationship with us within the past three years except for the transaction in which PAR purchased shares from certain of our investors in December 2006.

        Timothy P. Flynn is one of the selling stockholders, serves on our board of directors and has been involved in transactions with us as described under "Related Party Transactions" in the Annual Report on Form 10-K/A incorporated by reference into this prospectus supplement.

        Maurice J. Gallagher, Jr. will be a selling stockholder if the underwriter exercises its over-allotment option. Mr. Gallagher serves as our president, chief executive officer and chairman of the board and has been involved in transactions with us as described under "Related Party Transactions" in the Annual Report on Form 10-K/A incorporated by reference into this prospectus supplement.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. In general, a "non-U.S. holder" is any holder other than:

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  a citizen or resident of the United States;

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  a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, (the "Code") existing and proposed Treasury regulations promulgated thereunder, current administrative rulings and judicial decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to non-U.S. holders described in this prospectus supplement. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, tax-exempt organizations, former U.S. citizens or residents, holders subject to the alternative minimum tax, and persons who hold or receive common shares as compensation.

        If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally will depend on the tax status of the partner and the activities of the partnership. A beneficial owner of common stock who is a partner of a partnership that holds common stock should consult such beneficial owner's tax advisors.

        Accordingly, prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock in light of their particular circumstances.

Distributions on Our Common Stock

        We have not declared or paid distributions on our common stock since our inception (other than to defray the income tax liability incurred by our owners with respect to their allocable share of our taxable income while we were a pass-through entity for income tax purposes). We do not intend to pay any distributions on our common stock in the foreseeable future. See the section under the caption "Dividend Policy" in our Annual Report on Form 10-K which is incorporated by reference into this prospectus supplement. In the event we do pay distributions on our common stock, however, these distributions generally will constitute dividend income for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the holder's investment, up to the holder's basis in the common stock. Any remaining excess will be treated as capital gain.

        Dividends paid to non-U.S. holders on our common stock that are not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, non-U.S. holders must furnish to us or our paying agent a duly completed Form W-8BEN (or a substitute form) of the Internal Revenue Service ("IRS") certifying under penalty of perjury that the holder is eligible for the reduced rate under the treaty and provide other additional information as required. Where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may also be required to provide the certification.

        If a non-U.S. holder satisfies specified certification and disclosure requirements, the following dividends are not subject to U.S. federal withholding tax:

  •
  dividends that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States; and

  •
  if an income tax treaty applies, dividends that are attributable to a permanent establishment, or, in the case of an individual, a fixed base in the United States, as provided in the applicable treaty.

        The non-U.S. holder would be required to provide us or our paying agent with a properly executed IRS Form W-8ECI, for effectively connected income, or W-8BEN, for treaty benefits, or such successor form as the IRS designates. In such cases, dividends are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. In addition, a "branch profits tax" may be imposed at a 30% rate (or any lower rate that may be specified by an applicable income tax treaty) on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Gain On Sale or Other Disposition of Common Stock

        In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon such holder's sale or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on the gain, on a net income basis, at the graduated rates as if it were a resident of the United States, unless an applicable treaty provides otherwise, and a non-U.S. holder that is a foreign corporation also may be subject to the branch profits tax referred to above;

  •
  the non-U.S. holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and meets certain other conditions, in which case such non-U.S. holder will be subject to a flat 30% tax on the gain (unless an applicable income tax treaty provides otherwise), which may be offset by certain U.S.-source capital losses, even though the individual is not considered a resident of the United States; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purpose at any time within the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our common stock. We do not believe we have been, currently are, or will become, a U.S. real property holding corporation. If we were or were to become a U.S. real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock continues to be regularly traded on an established securities market.

Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax. Estates of non-resident non-citizens are generally allowed a statutory credit, which has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Backup Withholding, Information Reporting And Other Reporting Requirements

        A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a United States person in order to avoid backup withholding with respect to our payments of dividends on the common stock. We must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        The payment of proceeds from the disposition of shares of our common stock by or through a U.S. office of any broker will be subject to information reporting and backup withholding, unless the non-U.S. holder, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by or through a foreign office of a foreign broker generally will not be subject to backup withholding and information reporting. However, information reporting (but not backup withholding) will apply to the payment of proceeds from a disposition of shares of our common stock effected outside the United States by a foreign office of a broker if the broker is:

  •
  a U.S. person (as defined for U.S. federal income tax purposes);

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  a "controlled foreign corporation" for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership with particular U.S. connections.

        Such payments will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the non-U.S. holder otherwise establishes an exemption (and the broker has no actual knowledge to the contrary). In addition, backup withholding may apply in such cases unless specified certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person (as defined under the Code).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

        The foregoing discussion of certain U.S. federal income tax considerations is for general information only. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. Incorporated as the underwriter has agreed to purchase, and the selling stockholders have agreed to sell to it, 2,300,000 shares of our common stock.

        The underwriting agreement provides that the obligations of Morgan Stanley & Co. Incorporated to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. Morgan Stanley & Co. Incorporated is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares of common stock are taken. However, Morgan Stanley & Co. Incorporated is not required to take or pay for the shares of common stock covered by the over-allotment option described below.

        Morgan Stanley & Co. Incorporated initially proposes to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $                a share under the public offering price. After the initial offering of the common stock, the offering price and other selling terms may from time to time be varied by Morgan Stanley & Co. Incorporated.

        Maurice J. Gallagher, Jr. and we have granted to Morgan Stanley & Co. Incorporated an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 345,000 shares of our common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. Morgan Stanley & Co. Incorporated may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement.

        We will not receive any proceeds from this offering of common stock unless Morgan Stanley & Co. Incorporated exercises its over-allotment option. If Morgan Stanley & Co. Incorporated exercises its over-allotment option in full, the total price to the public would be $                , total underwriter's discounts and commissions would be $                , total proceeds to the selling stockholders would be $                , and total proceeds to us, excluding estimated expenses related to this offering, would be $                .

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $175,000.

        Our shares of common stock are listed on the Nasdaq Global Select Market under the trading symbol "ALGT".

        We, our executive officers, directors and PAR Investment Partners, L.P. have agreed, with certain exceptions (including the sale of shares of common stock pursuant to Rule 10b5-1 trading plans in effect on the date hereof or acceptable to Morgan Stanley & Co. Incorporated), not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock without first obtaining the written consent of Morgan Stanley & Co. Incorporated. Such restrictions will apply to us, PAR Investment Partners, L.P., Maurice J. Gallagher, Jr. and Timothy P. Flynn during the period ending 90 days after the date of this prospectus supplement and during the period ending 60 days after the date of this prospectus supplement for all other executive officers and directors. Specifically, we and these other individuals have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

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  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

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  grant any option, right or warrant for the sale of any common stock;

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  lend or otherwise dispose of or transfer any common stock;

  •
  make any announcement of, or filing with, the Securities and Exchange Commission with respect to any of the foregoing;

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  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        In order to facilitate the offering of common stock, Morgan Stanley & Co. Incorporated may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, Morgan Stanley & Co. Incorporated may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriter under the over-allotment option. Morgan Stanley & Co. Incorporated can close out a covered short sale by exercising the over-allotment option or purchasing shares of common stock in the open market. In determining the source of common stock to close out a covered short sale, Morgan Stanley & Co. Incorporated will consider, among other things, the open market price of shares of common stock compared to the price available under the over-allotment option. Morgan Stanley & Co. Incorporated may also sell shares of common stock in excess of the over-allotment option, creating a naked short position. Morgan Stanley & Co. Incorporated must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if Morgan Stanley & Co. Incorporated is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, Morgan Stanley & Co. Incorporated may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. Morgan Stanley & Co. Incorporated is not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholders and Morgan Stanley & Co. Incorporated have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

        A prospectus supplement in electronic format may be made available on websites maintained by Morgan Stanley & Co. Incorporated, or selling group members, if any, participating in this offering. Morgan Stanley & Co. Incorporated may agree to allocate a number of shares of common stock for sale to online brokerage account holders. Internet distributions will be allocated by Morgan Stanley & Co. Incorporated on the same basis as other allocations.

        Morgan Stanley & Co. Incorporated (1585 Broadway, New York, New York) and its affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. ("FINRA"), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

        Other than in the United States, no action has been taken by us or Morgan Stanley & Co. Incorporated that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of common stock to the public may not be made in that Member State, other than:

          (a)   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

          (c)   at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of common stock to the public" in relation to any common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        The validity of our securities issued hereunder will be passed upon for us by Ellis Funk, P.C., Atlanta, Georgia. As of April 30, 2009, members of Ellis Funk, P.C., beneficially owned in the aggregate fewer than 5,000 shares of our common stock. Certain legal matters relating to the offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Allegiant Travel Company appearing in Allegiant Travel Company's Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Allegiant Travel Company's internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of

Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's website at http://www.sec.gov and on our website at www.allegianttravel.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to invest in our securities.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website.

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this prospectus supplement and (ii) until this offering or offerings have been completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 3, 2009, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 27, 2009.

  •
  Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 4, 2009.

  •
  Current Reports on Form 8-K filed with the SEC on January 27, 2009 (Item 8.01 only), March 2, 2009 and March 24, 2009.

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 on November 22, 2006.

        You may request copies of these filings at no cost, by writing or telephoning our Investor Relations Department at the following address:

Allegiant Travel Company
8360 South Durango Drive
Las Vegas, Nevada 89113
(702) 851-7300
Attention: Investor Relations

 FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference "forward-looking statements" within the meaning of the the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking words including "believe," "expect," "intend," "may," "will," "should," "could," "anticipate" or "plan" or the negative or other variations of these terms or comparable terminology, or by discussion of strategies that involve risks and uncertainties. These forward-looking statements are not historical facts, but are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements are listed under "Risk Factors" in this prospectus supplement and may also be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, the competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

        Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Allegiant Travel Company

         Senior Debt Securities, Subordinated Debt Securities,
Common Stock, Preferred Stock, Depositary Shares, Warrants,
Stock Purchase Contracts, Stock Purchase Units and Units

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness

  •
  shares of our common stock

  •
  shares of our preferred stock

  •
  depositary shares representing a fraction of a share of our preferred stock

  •
  warrants to purchase debt securities, preferred stock, depositary shares or common stock

  •
  stock purchase contracts

  •
  stock purchase units

  •
  units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, and warrants, or

  •
  any combination of these securities.

         This prospectus may be used by the following stockholders to sell shares of common stock for their own accounts: PAR Investment Partners, L.P., a significant stockholder of ours, may sell up to 2,250,000 shares of common stock; Maurice J. Gallagher, Jr., our chairman of the board and chief executive officer, may sell up to 100,000 shares of common stock; Timothy P. Flynn, a director of ours, may sell up to 50,000 shares of common stock; and other non-affiliated stockholders may sell up to 162,500 shares of common stock.

         This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

         This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

         We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents or a combination of these methods. To the extent not described in this prospectus, the names of any underwriters or agents participating in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. For general information about the distribution of securities offered, please see "Plan of Distribution" on page 29 in this prospectus.

         You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you invest in our securities.

         Our common stock is traded on the Nasdaq Global Select Market under the symbol "ALGT." We will make application to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the Nasdaq Global Select Market. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

         Investing in our securities involves risks. You should carefully read and consider the risk factors included in this prospectus, in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See "Risk Factors" beginning on page 2 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2009.

About This Prospectus

ALLEGIANT TRAVEL COMPANY

        We are a leisure travel company focused on linking small cities to leisure destinations such as Las Vegas, Nevada, Phoenix, Arizona, Los Angeles, California, Ft. Lauderdale, Florida, Orlando, Florida and Tampa/St. Petersburg, Florida. We operate a low-cost passenger airline marketed primarily to leisure travelers in small cities, allowing us to sell air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services. Our route network, pricing philosophy, advertising and diversified product offering built around relationships with premier leisure companies are all intended to appeal to leisure travelers and make it attractive for them to purchase air travel and related services from us.

        Our business model provides for diversified revenue streams, which we believe distinguishes us from other U.S. airlines and other travel companies:

  •
  Scheduled service revenue currently consists of limited frequency nonstop flights between our small city markets and our leisure destinations.

  •
  Ancillary revenue is generated from the sale of hotel rooms, rental cars, advance seat assignments, in-flight products, checked bag fees, and other items sold in conjunction with our scheduled air service.

  •
  Fixed fee contract revenue consists largely of fixed fee flying agreements with affiliates of Harrah's Entertainment Inc. that provide for a predictable revenue stream. We also provide charter service on a seasonal and ad hoc basis for other customers.

        Our strategy is to develop the leisure travel market in small cities by providing nonstop low fare scheduled service to leisure destinations. We currently provide service primarily to Las Vegas, Nevada, Phoenix, Arizona, Ft. Lauderdale, Florida, Orlando, Florida and Tampa/St. Petersburg, Florida. We have announced we will start service in May 2009 to Los Angeles, California, from 13 of our small city markets.

        Our business strategy has evolved as our experienced management team has looked differently at the traditional way business has been conducted in the airline industry. We have consciously developed a different business model:

Traditional Airline Approach		Allegiant Approach
•	Focus on business traveler	•	Focus on leisure traveler
•	Provide high frequency service	•	Provide low frequency service from small cities
•	Use smaller aircraft to provide connecting service from smaller markets through hubs	•	Use larger jet aircraft to provide nonstop service from small cities direct to leisure destinations
•	Sell through various intermediaries	•	Sell only directly to travelers without participation in global distribution systems
•	Offer flight connections	•	No connecting flights offered
•	Use frequent flyer programs and code-share arrangements to increase passenger traffic	•	No frequent flyer programs or code-share arrangements

        Our principal executive offices are located at 8360 South Durango Drive, Las Vegas, Nevada 89113. Our telephone number is (702) 851-7300. Our website's address is http://www.allegiantair.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only.

        Allegiant Travel Company, Allegiant Air and Allegiant Vacations are service marks of Allegiant Travel Company in the U.S. This prospectus also contains trademarks and tradenames of other companies.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price or value of our securities could decline due to any of these risks, and investors may lose all or part of your investment.

 Risks Related to Allegiant

The economic downturn may adversely affect travel from our small city markets to our leisure destinations.

        The U.S. economy has been weakened by a financial crisis, significant declines in the stock markets and increasing unemployment, which may reduce the wealth and tighten spending of consumers. It is uncertain to what extent these economic conditions may impact demand for airline travel in our small city markets or to our leisure destinations.

Increases in fuel prices or unavailability of fuel would harm our business and profitability.

        Fuel costs constitute a significant portion of our total operating expenses (more than 50% during 2008). Significant increases in fuel costs have negatively affected our operating results in 2008 and future price increases could harm our financial condition and results of operations.

        Aircraft fuel availability is also subject to periods of market surplus and shortage and is affected by demand for heating oil, gasoline and other petroleum products. Because of the effect of these events on the price and availability of aircraft fuel, the price and future availability of fuel cannot be predicted with any degree of certainty. A fuel supply shortage or higher fuel prices could result in curtailment of our service.

Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft or other MD80 aircraft.

        An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service, and significant potential claims of injured passengers and others. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business. Because we are smaller than most airlines, an accident would likely adversely affect us to a greater degree than a larger, more established airline.

        Additionally, our dependence on this single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems that might be associated with, or aging aircraft requirements affecting, this aircraft type or these engines. Our business would be significantly harmed if a mechanical problem with the MD80 series aircraft or the Pratt & Whitney JT8D-200 series engine were discovered causing our aircraft to be grounded while any such problem is being corrected, assuming it could be corrected at all. The Federal Aviation Administration ("FAA") could also suspend or restrict the use of our aircraft in the event of any actual or perceived mechanical problems, whether involving our aircraft or another U.S. or foreign airline's aircraft, while it conducts its own investigation. Our business would also be significantly harmed if the public avoids flying our aircraft due to an adverse perception of the MD80 series aircraft or the Pratt & Whitney JT8D-200 series engine because of safety concerns or other problems, whether real or perceived, or in the event of an accident involving an MD80 aircraft.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

        We depend on automated systems to operate our business, including our computerized airline reservation system, our telecommunication systems, our website and other automated systems. Any failure by us to handle our automation needs could negatively affect our Internet sales and customer service and result in increased costs.

        We issue only electronic tickets. Our website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services. Any disruption in these systems could result in the loss of important data, loss of revenue, increase our expenses and generally harm our business.

        In the processing of our customer transactions, we receive and store a large volume of identifiable personal data. This data is increasingly subject to legislation and regulation. This government action is typically intended to protect the privacy of personal data that is collected, processed and transmitted. We could be adversely affected if legislation or regulations are expanded to require changes in our business practices in ways that negatively affect our business, financial condition and results of operations. As privacy and data protection become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of travel data. These and other privacy developments are difficult to anticipate and could adversely affect our business, financial condition and results of operations.

Our maintenance costs will increase as our fleet ages.

        Our aircraft range from 12 to 22 years old, with an average age of 19.4 years as of April 2009. In general, the cost to maintain aircraft increases as they age and exceeds the cost to maintain new aircraft. FAA regulations require additional and enhanced maintenance inspections for older aircraft. These regulations include Aging Aircraft Airworthiness Directives, which typically increase as an aircraft ages and vary by aircraft or engine type depending on the unique characteristics of each aircraft and/or engine.

        In addition, we may be required to comply with any future aging aircraft issues, law changes, regulations or airworthiness directives. We cannot assure you our maintenance costs will not exceed our expectations.

        We believe our aircraft are and will continue to be mechanically reliable based on the percentage of scheduled flights completed. We cannot assure you our aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of our fleet, any public perception that our aircraft are less than completely reliable could have an adverse effect on our profitability.

We may be subject to unionization which could increase our labor costs.

        Unlike most airlines, we have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Our pilots and flight attendants have formed in-house associations to negotiate matters of concern with us. Although we have negotiated mutually acceptable arrangements with our pilots and flight attendants, our costs could be adversely affected by the cumulative results of discussions with employee groups in the future.

Our business is heavily dependent on the attractiveness of our leisure destinations and a reduction in demand for air travel to these markets could harm our business.

        Almost all of our scheduled flights and announced service have Las Vegas, Phoenix, Orlando, Tampa/St. Petersburg, Ft. Lauderdale or Los Angeles as either their destination or origin. Our business could be harmed by any circumstances causing a reduction in demand for air transportation to one or more of these markets, such as adverse changes in local economic conditions, negative public perception of the particular city, significant price increases, or the impact of future terrorist attacks.

Our business could be harmed if we lose the services of our key personnel.

        Our business depends upon the efforts of our chief executive officer, Maurice J. Gallagher, Jr., and a small number of management and operating personnel. We do not currently have an employment agreement with or maintain key-man life insurance on Mr. Gallagher. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

If our credit card processing company were to require significant holdbacks for processing credit card transactions for the purchase of air travel and other services, our cash flow would be adversely affected.

        Credit card companies sometimes require holdbacks when future air travel and other future services are purchased through credit card transactions. We rely on a single credit card processing company at this time, and our agreement is terminable on 30 days notice. As virtually all of our scheduled service and ancillary revenue is paid with credit cards and our credit card processing agreement does not require a significant holdback, our cash flow would suffer in the event the terms of our current agreement were changed or terminated. Although we believe we would be able to secure a replacement credit card processing agreement if our current agreement is terminated, the terms of any new agreement may not be as favorable to us. These cash flow issues could be exacerbated during periods of rapid growth as we would be incurring additional costs associated with our growth, but our receipt of these revenues would be delayed.

Risks Associated with the Airline and Travel Industry

The airline industry is highly competitive and future competition in our small city markets could harm our business.

        The airline industry is highly competitive. The small cities we serve on a scheduled basis have traditionally attracted considerably less attention from our potential competitors than larger markets, and in most of our markets, we are the only provider of nonstop service to our leisure destinations. It is possible other airlines will begin to provide nonstop services to and from these markets or otherwise target these markets. An increase in the amount of direct or indirect competition could harm our business.

A future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could adversely affect our industry.

        Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand for travel services. These actions, or consequences resulting from these actions, would likely harm our business and the airline and travel industry.

Changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

        Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft, including rules regarding assumed average passenger weight, that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, weight and payload limits, and increased inspection and maintenance procedures to be conducted on aging aircraft.

        We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not significantly increase our costs of doing business.

        The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of our MD80 series aircraft, for any reason, could negatively impact our results of operations. In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect our operations.

        Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For example, in 2006 the FAA adopted regulations requiring airlines to monitor their third-party vendors' compliance with drug testing standards applicable to mechanics and maintenance personnel in addition to monitoring the airline's own compliance. Similarly, as a result of the terrorist attacks in New York and Washington, D.C. in September 2001, the FAA and the Transportation Security Administration or TSA have imposed more stringent security procedures on airlines. We cannot predict what other new regulations may be imposed on airlines and there is no assurance these laws or regulations, or any laws or regulations enacted in the future, will not materially adversely affect our financial condition or results of operations.

        Our ability to operate as an airline is dependent upon our maintaining certifications issued to us by the U.S. Department of Transportation ("DOT") and the FAA. Federal law requires that air carriers operating large aircraft, such as our MD80 series aircraft, be continuously "fit, willing and able" to provide the services for which they are licensed. Our "fitness" is monitored by the DOT, which considers factors such as consumer-relations practices, legal and regulatory compliance disposition, financial resources and U.S. citizenship in making its determinations. While DOT has seldom revoked a carrier's certification for lack of fitness, such an occurrence would render it impossible for us to continue operating as an airline. Similarly, in a worst-case scenario, the FAA could restrict or suspend our ability to operate as an airline, and could do so on an emergency basis with little or no advance warning in the event the FAA should consider our operations unsafe. While under such circumstances we would have a right to expedited judicial review of the legality of the FAA's actions, such a development would likely harm our business severely regardless of the outcome of such review.

        In the event we elect in the future to expand our scheduled service offerings into international markets, we would be subject to increased regulation by U.S. and foreign aeronautical authorities as well as customs, immigration and other border-protection agencies. Additionally, there is no assurance we would be able to obtain the right to serve all routes we may wish to serve. These factors, alone or in combination, could materially adversely affect any international scheduled service we may choose to pursue in the future.

        In April 2006, the FAA indicated it intends to issue regulations limiting the age of aircraft that may be flown in the U.S. The announcement did not indicate the maximum age that would be allowed, the effective date of the regulation or any grandfathering provisions. These regulations, if and when implemented, could have a material effect on our future operations.

Airlines are often affected by factors beyond their control, including traffic congestion at airports, weather conditions, increased security measures or the outbreak of disease, any of which could harm our operating results and financial condition.

        Like other airlines, we are subject to delays caused by factors beyond our control, including air traffic congestion at airports, adverse weather conditions, increased security measures or the outbreak of disease. Delays frustrate passengers and increase costs, which in turn could affect profitability. During periods of fog, snow, rain, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our operating results and financial condition. An outbreak of a disease that affects travel behavior, such as severe acute respiratory syndrome ("SARS") or avian flu, could have a material adverse impact on the airline industry. Any general reduction in airline passenger traffic as a result of an outbreak of disease could harm our business, financial condition and results of operations.

Risks Related to Our Common Stock and This Offering

The market price of our common stock may be volatile, which could cause the value of an investment in our stock to decline.

        The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

  •
  announcements concerning our competitors, the airline industry or the economy in general

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  strategic actions by us or our competitors, such as acquisitions or restructurings

  •
  media reports and publications about the safety of our aircraft or the aircraft type we operate

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  new regulatory pronouncements and changes in regulatory guidelines

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  announcements concerning our business strategy, such as the introduction of a new aircraft type

  •
  general and industry-specific economic conditions

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  changes in financial estimates or recommendations by securities analysts

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  sales of our common stock or other actions by investors with significant shareholdings

  •
  general market conditions.

        The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock.

        In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management's attention and resources, and harm our business or results of operations.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter, bylaws and option plans, as well as Nevada law.

        Provisions in our articles of incorporation, our bylaws, and under Nevada law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our articles of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

  •
  advance notification procedures for matters to be brought before stockholder meetings

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  a limitation on who may call stockholder meetings

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  the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

        We are also subject to provisions of Nevada law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 10% of our stock cannot acquire us for a period of time after the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors.

        Under U.S. laws and the regulations of the DOT, U.S. citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be U.S. citizens and not more than 25% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

        In addition, options under our Long-Term Incentive Plan may have a special acceleration feature pursuant to which those options will vest in full in the event we are acquired. The accelerated vesting of our employee stock options may prove to be a deterrent to a potential acquisition of us because the acquiring company may have to implement additional retention programs to ensure the continued service of our employees, and the additional dilution that will result from the accelerated vesting of our outstanding employee stock options will likely reduce the amount otherwise payable to our stockholders in an acquisition.

Our corporate charter and bylaws include provisions limiting voting by non-U.S. citizens.

        To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our articles of incorporation and bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our bylaws provide no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration. Non-U.S. citizens will be able to own and vote shares of our common stock only if the combined ownership by all non-U.S. citizens does not violate these requirements.

The value of our common stock may be negatively affected by additional issuances of common stock or preferred stock by us and general market factors.

        Future issuances or sales of our common stock or convertible preferred stock by us will likely be dilutive to our existing common stockholders. Future issuances or sales of common or preferred stock by us, or the availability of such stock for future issue or sale, could have a negative impact on the price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public or private market, a perception in the market that such sales could occur, or the issuance of securities exercisable or convertible into our common stock, could also adversely affect the prevailing price of our common stock.

Substantial sales of our common stock could cause our stock price to fall.

        If our existing stockholders sell a large number of shares of our common stock or the public market perceives existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. All of our outstanding shares are either freely tradable, without restriction, in the public market or eligible for sale in the public market at various times, subject, in some cases, to volume limitations under Rule 144 of the Securities Act of 1933, as amended.

        We cannot predict whether future sales of our common stock or the availability of our common stock for sale will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of our earnings to our fixed charges was as follows for each of the periods indicated:

	Year ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	5.54	2.87	3.30	8.39	8.01

        The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes, plus fixed charges less interest capitalized and plus amortization of capitalized interest. Fixed charges include interest expense, including interest capitalized, and the interest factor of operating lease expense. The interest factor of operating lease expense is based on an estimate which we consider to be a reasonable approximation.

        As of the date of this prospectus, we have no preferred stock outstanding.

SECURITIES TO BE OFFERED

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that may be offered for sale. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We may sell from time to time, in one or more offerings, any one or more of the following:

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  debt securities, including convertible debt instruments

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  common stock

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  preferred stock

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  depositary shares

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  warrants to purchase any of the securities listed above

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  stock purchase contracts or stock purchase units

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  units, consisting of one or more shares of common stock, shares of preferred stock, depositary shares, and warrants or

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  any combination of the foregoing securities.

        In this prospectus, we refer to the common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, stock purchase units, and units collectively as "securities." The total dollar amount of all securities that we may issue under this prospectus will not exceed $150,000,000.

        This prospectus may be used by the following stockholders to sell shares of common stock for their own accounts: PAR Investment Partners, L.P., a significant stockholder of ours, may sell up to 2,250,000 shares of common stock; Maurice J. Gallagher, Jr., our chairman of the board and chief executive officer, may sell up to 100,000 shares of common stock; Timothy P. Flynn, a director of ours, may sell up to 50,000 shares of common stock; and other non-affiliated stockholders may sell up to 162,500 shares of common stock.

        If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement or free writing prospectus.

 USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, the net proceeds from this offering will be used to purchase additional aircraft consistent with our growth strategy and acquisition criteria, for other capital expenditures, for acquisitions, stock repurchases under existing board authorized program or under share repurchase programs that may be approved in the future and to fund working capital and general corporate purposes. Although we have no present commitments for the purchase of aircraft, we continue to seek to purchase suitable aircraft at reasonable prices to expand our business. We intend to apply proceeds of this offering to the purchase of aircraft as we identify aircraft for purchase in the future and to the extent we choose not to finance the purchase price. Nor have we identified any target acquisition at the current time. Pending the use of the net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

        We will not receive any proceeds from the sale of securities by selling security holders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        For purposes of this "Description of Debt Securities and Guarantees" section of this prospectus, references to "Allegiant," "the Company," "we," "our" and "us" refer to Allegiant Travel Company only, unless the context clearly indicates otherwise.

        We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named prior to the offering of any debt securities. A form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

        The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series (if applicable):

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  title and aggregate principal amount

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  whether the securities will be senior, subordinated or junior subordinated

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  whether the securities will be secured or unsecured

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  the guarantors, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any

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  applicable subordination provisions, if any

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  whether the securities are convertible into or exchangeable for other securities

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  percentage or percentages of principal amount at which the securities will be issued

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  the date or dates on which principal will be payable and maturity date(s)

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  interest rate(s) or the method for determining the interest rate(s)

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  dates on which interest will accrue or the method for determining dates on which interest will accrue

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  dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates

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  redemption, early repayment or extension provisions

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  authorized denominations

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  form

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  amount of discount or premium, if any, with which the securities will be issued

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  whether the securities will be issued in whole or in part in the form of one or more global securities

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  identity of the depositary for global securities

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  whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities

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  any covenants applicable to the particular debt securities being issued

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  any defaults and events of default applicable to the particular debt securities being issued

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the securities will be payable

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency

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  securities exchange(s) on which the securities will be listed, if any

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  whether any underwriter(s) will act as market maker(s) for the securities

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  extent to which a secondary market for the securities is expected to develop

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  our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision

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  provisions relating to covenant defeasance and legal defeasance

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  provisions relating to satisfaction and discharge of the indenture

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  any special tax implications, including provisions for original issue discount

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture

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  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may or may not be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        Our subsidiaries Allegiant Air, LLC, Allegiant Vacations, LLC and AFH, Inc., may jointly and severally guarantee any series of debt securities. The specific terms of any guarantees will be described in the applicable prospectus supplement.

        The indenture and the debt securities and guarantees will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        This section contains a description of our capital stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our articles of incorporation. See "Where You Can Find More Information."

Authorized Capitalization

        Our capital structure consists of 100,000,000 authorized shares of common stock and 5,000,000 shares of undesignated preferred stock. As of April 17, 2009, there were 20,171,286 shares of common stock issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

        The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption "Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws—Limited Voting by Foreign Owners".

        Our articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        As of the date of this prospectus, no shares of our preferred stock are outstanding. Under our articles of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including:

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  the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding)

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  whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series

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  the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock

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  the redemption rights and price or prices, if any, for shares of the series

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series

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  the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made

  •
  restrictions on the issuance of shares of the same series or of any other class or series

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  the voting rights, if any, of the holders of shares of that series.

        The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

        We believe the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The Nasdaq Global Select Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including sales or issuances of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

        Effect of Nevada Anti-takeover Statute.    We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation's directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

        Section 78.416 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

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  any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

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  the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

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  the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        Control Share Acquisitions.    Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an "issuing corporation") resulting in ownership of one of the following categories of an issuing corporation's then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation's articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person's securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

        Articles of Incorporation and Bylaw Provisions.    Our articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Authorized but Unissued or Undesignated Capital Stock.    Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. No preferred stock has yet to be designated. As of April 17, 2009, we had outstanding 20,171,286 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our articles of incorporation grant the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

        Special Meetings of Stockholders.    Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our chairman of the board of directors or by our chief executive officer.

        Notice Procedures.    Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our articles of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, notice must be received by our secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws.

        Other Anti-Takeover Provisions.    Certain provisions of our long-term incentive plan may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals as vesting of stock grants may accelerate upon a change of control.

        Limitation of Director Liability.    Our articles of incorporation limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Nevada law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

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  for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

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  under Section 78.300 of the Nevada Revised Statutes, which relates to unlawful payments of dividends.

        Indemnification Arrangements.    Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Nevada Revised Statutes. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Nevada Revised Statutes.

        Limited Voting by Foreign Owners.    To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our articles of incorporation and bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our articles of incorporation provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. In addition, Maurice Mason, a member of our board of directors, is not a U.S. citizen.

Listing

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "ALGT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

        We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

        Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

  Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

  Withdrawal of Underlying Preferred Stock

        Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

  Redemption of Depositary Shares

        If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

  Voting

        Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

  Conversion or Exchange of Preferred Stock

        If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

  Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days' notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

  Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

  Reports

        The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

  Limitation on Liability

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

        In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

  Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

        We may issue warrants to purchase common stock, preferred stock, debt securities, depositary shares, or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of such warrants

  •
  the aggregate number of such warrants

  •
  the price or prices at which such warrants will be issued

  •
  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants

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  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased

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  the date on which the right to exercise such warrants shall commence and the date on which such right will expire

  •
  whether such warrants will be issued in registered form or bearer form

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants

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  terms, procedures, and limitations relating to the transferability, exchange and exercise of such warrants

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  the terms of any rights to redeem or call, or accelerate the expiration of, the warrants

  •
  information with respect to book-entry procedures, if any

  •
  if applicable, a discussion of material U.S. federal income tax considerations

  •
  any other terms of such warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant or other applicable certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the applicable warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

        Upon receipt of the required payment and the warrant or other applicable certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units. Material U.S. federal income tax consideration applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

  Stock Purchase Contracts

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

  •
  whether the stock purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the stock purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the stock purchase contracts are to be prepaid or not;

  •
  whether the stock purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

  •
  whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the stock purchase contract;

  •
  any acceleration, cancellation, termination, or other provisions relating to the settlement of the stock purchase contracts; and

  •
  whether the stock purchase contracts will be issued in full registered or global form.

  Stock Purchase Units

        The stock purchase contracts may be issued separately or as a part of units ("stock purchase units"), consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

 DESCRIPTION OF UNITS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of units we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, depositary shares, and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units we may offer under this prospectus, we will describe the particular terms of any series of units we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units we may sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

        We may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Common Stock," "Description of Preferred Stock," "Description of Depositary Shares," and "Description of Warrants," will apply to each unit and to any common stock, preferred stock, depositary share, or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.

Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

        We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

 SELLING SECURITY HOLDERS

        In addition to covering the offering of securities by us, this prospectus covers the offering for resale of up to 2,250,000 shares of common stock by PAR Investment Partners, L.P. ("PAR"), a more than 20% stockholder of ours, up to 100,000 shares of common stock by Maurice J. Gallagher, Jr., our chairman of the board and chief executive officer; up to 50,000 shares of common stock by Timothy P. Flynn, a director of ours, and up to 162,500 shares of common stock by other non-affiliated stockholders. The applicable prospectus supplement will set forth, with respect to the selling security holder:

  •
  the name of the selling security holder;

  •
  the nature of any position, office or other material relationship which the security holder has had during the prior three years with us or any of our predecessors or affiliates;

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  the amount of securities held by the selling security holder of the class offered for resale;

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  the amount of securities to be offered for the selling security holder's account; and

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  the amount and the percentage of the securities to be owned by the selling security holder after completion of the offering;

        The selling security holder may include or consist of, from time to time, such underwriters and/or other persons with whom we may enter into standby arrangements from time to time as described under "Plan of Distribution."

        The shares that may be sold are held directly by PAR. PAR Capital Management, Inc. ("PCM"), as the general partner of PAR Group, L.P., which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The address of PAR is One International Place, Suite 2401, Boston, Massachusetts 02110.

        In December 2006, concurrently with the closing of our initial public offering, PAR purchased an aggregate of 1,750,000 shares of our common stock from certain of our investors for $17.19 per share. Since that time, PAR has purchased additional shares in open market transactions. PAR has not had any material relationship with us within the past three years except for the transaction in which PAR purchased shares from certain of our investors in December 2006.

        The other selling stockholders have acquired their shares of common stock in private transactions with us.

PLAN OF DISTRIBUTION

General

        We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to purchasers

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  to or through underwriters or dealers

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  through agents

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  through a combination of any of these methods.

        A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers

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  privately negotiated transactions.

        We may also enter into hedging transactions. For example, we may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions

  •
  sell securities short and redeliver such shares to close out our short positions

  •
  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

        A prospectus supplement with respect to each offering of securities will state the terms of that particular offering of securities, including:

  •
  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any

  •
  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale

  •
  any over-allotment options under which underwriters may purchase additional securities from us

  •
  any delayed delivery arrangements

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation

  •
  any discounts or concessions allowed or reallowed or paid to dealers

  •
  any securities exchange on which the securities may be listed.

        The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed

  •
  at market prices prevailing at the time of sale

  •
  at prices related to the prevailing market prices

  •
  at negotiated prices.

        Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

        If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

        Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

        In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

        We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

        We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

        We will enter into such delayed contracts only with institutional purchasers we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

        There is currently no market for any of the offered securities, other than the common stock which is listed on the Nasdaq Global Select Market. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units on any securities exchange; any such listing with respect to any particular debt securities, preferred stock, depositary shares, warrants, subscription rights, purchase contracts or purchase units will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

        In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

        In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Distribution by Selling Security Holders

        Selling security holders may distribute securities from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Global Select Market or otherwise. Selling security holders may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling security holders may from time to time offer their securities through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders and/or the purchasers of the securities for whom they act as agent. From time to time, the selling security holders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, or derivatives thereof, and may sell and deliver securities in connection therewith.

        As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by any selling security holders. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter, and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling security holders from the sale of securities will be the sale price of those securities, less any commissions, if any, and other expenses of issuance and distribution not borne by us.

        The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in a distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling security holders in connection with the registration of the securities offered hereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling security holders against certain civil liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's web site at http://www.sec.gov and on our website at http://www.allegiantair.com. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to invest in our securities.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website.

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until this offering or offerings have been completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 3, 2009, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 27, 2009.

  •
  Current Reports on Form 8-K filed with the SEC on January 27, 2009 (Item 8.01 only), March 2, 2009 and March 24, 2009.

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 on November 22, 2006.

        You may request copies of these filings at no cost, by writing or telephoning our Investor Relations Department at the following address:

Allegiant Travel Company
8360 South Durango Drive
Las Vegas, Nevada 89113
(702) 851-7300
Attention: Investor Relations

FORWARD LOOKING STATEMENTS

        This prospectus contains or incorporates by reference "forward-looking statements," which you can generally identify by our use of forward-looking words including "believe," "expect," "intend," "may," "will," "should," "could," "anticipate" or "plan" or the negative or other variations of these terms or comparable terminology, or by discussion of strategies that involve risks and uncertainties. These forward-looking statements are not historical facts, but are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements are listed under "Risk Factors" in this prospectus and may also be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, the competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

        Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

LEGAL MATTERS

        The validity of our securities issued hereunder will be passed upon for us by Ellis Funk, P.C., Atlanta, Georgia. As of April 17, 2009, members of Ellis Funk, P.C., beneficially owned in the aggregate fewer than 5,000 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

        The consolidated financial statements of Allegiant Travel Company appearing in Allegiant Travel Company's Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Allegiant Travel Company's internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.